Filed Pursuant to Rule 433

Registration No. 333-205678

February 23, 2016

Relating to Preliminary Prospectus Supplement

Dated February 23, 2016

to Prospectus

Dated August 18, 2015

Issuer Free Writing Prospectus

Republic of Peru’s €1,000,000,000 3.750% Euro-Denominated Global Bonds due 2030

Final terms and conditions as of February 23, 2016

Issuer	Republic of Peru
Issue Type	SEC Global Registered
Rating*	A3 (Stable) /BBB+ (Stable) /BBB+ (Stable) (Moody’s/S&P/Fitch)
Global Coordinators and Bookrunners	Banco Bilbao Vizcaya Argentaria, S.A. BNP Paribas HSBC Securities (USA) Inc.
Issue Amount	€1,000,000,000
Issue Price	99.753%, plus accrued interest, if any, from March 1, 2016
Settlement Date	March 1, 2016 (T+5)
Denominations	€100,000 and integral multiples of €1,000 in excess thereof
Maturity	March 1, 2030
Coupon	3.750% per year
Interest Payment Dates	March 1 of each year, beginning on March 1, 2017
Re-Offer Spread over Interpolated Mid-Swap	+295 bps
Reference Mid-Swap Interpolated Rate	0.823%
Benchmark Instrument	DBR 0.50%, due February 15, 2026
Benchmark Price and Yield	103.121; 0.184%

Re-Offer Spread over Benchmark	+358.9 bps
Yield to Maturity	3.773%
Gross Proceeds to Issuer	€997,530,000
Interest Rate Basis	Act/Act
Governing Law	New York
Clearing	Euroclear / Clearstream
ISIN	XS1373156618
Common Code	137315661
Listing and Trading	Application will be made to admit the bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

The following additional information of the Republic of Peru and regarding the securities is available from the Securities and Exchange Commission’s (“SEC”) website and also accompanies this free-writing prospectus:

Preliminary Prospectus Supplement Dated February 23, 2016 to Prospectus Dated August 18, 2015

http://www.sec.gov/Archives/edgar/data/77694/000119312516472453/d147643d424b3.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312516471747/d147303d18ka.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515294043/d17928d18ka.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515281284/d13412d18ka.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515285428/d56140dsba.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515281288/d87067dsba.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling:

Banco Bilbao Vizcaya Argentaria, S.A.: +34-91-537-9330

BNP Paribas: +1-800-854-5674

HSBC Securities (USA) Inc.: +1-866-811-8049

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction, revision or withdrawal at any time.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR OTHER NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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